EXHIBIT 10.10

Eigerhawk, Ltd.

6308 Long Meadow Road
McLean, VA 22101

T: 703-356-4991
F: 703-356-4993

eigerhawk@msn.com

Arthur Barchenko
President & CEO
ECSI International, Inc.
790 Bloomfield Avenue, Building C, Suite 1
Clifton, NJ 07012

July 30, 2010

Dear Arthur:

This will confirm an agreement ("Agreement") by and between ECSI International, Inc., its affiliates and successors (collectively, the "Company") and Eigerhawk, Ltd. ("Eigerhawk").

1) **Engagement:** The Company hereby engages Eigerhawk as an independent advisor and consultant to assist the Company with merger, acquisition, and corporate finance endeavors, including:

   a) The introduction to the Company of qualified potential merger and acquisition candidates ("Merger and Acquisition Services").

   b) The introduction to the Company of potential joint venture partners, marketing and distribution relationships, licensing possibilities, and new business opportunities ("Business Development Services").

   c) The introduction to the Company of qualified investors and financing sources interested in providing debt and/or equity capital to the Company and/or its affiliates or shareholders ("Corporate Finance Services").

   d) Assistance to the Company with the procurement, preparation, presentation, analysis of information material including select business and financial information.

   e) Advice and assistance with deal structure, negotiations, and transaction consummation.

   Pursuant to providing the services described herein, Eigerhawk will provide the Company with a list ("Source List"), which may be updated periodically during the term of this Agreement, of potential merger and acquisition candidates, business development candidates, and corporate finance services candidates. Eigerhawk will not contact any party on the Source List regarding the Company without the Company's prior written authorization; however, all companies sourced and identified by Eigerhawk will remain on the Source List for the purposes of compensation under Section 2. The Company may refuse to negotiate with any party for any reason and may terminate negotiations with any party at any time.

2) **Compensation:** As compensation for services rendered pursuant to this Agreement, Eigerhawk will be compensated as follows:

a) Success Fee(s): During the term of the this Agreement and for 18 months following its termination or expiry, the Company will pay Eigerhawk a success fee(s) on all transactions consummated by the Company with entities identified on the Source List or resulting from efforts and introductions made by Eigerhawk. Such success fee(s) will be paid to Eigerhawk *pari passu* on the consummation date of a merger or acquisition or as funds and/or contributions are received by the Company as follows:

(i) Merger and Acquisition Services: The Company will pay Eigerhawk a fee of 8% (eight percent) of up to the first $2 million plus 5% (five percent) of amounts over and above the first $2 million of the amount of trailing twelve month ("TTM") gross revenue of such entity(s) that merges with, is acquired by the Company, or acquires the Company. This fee shall not exceed $500,000. The Company shall have the option of paying up to 50% (fifty percent) of said fee(s) in stock (based on the average closing price of the Company's publicly traded shares for a period of 30 days prior to the consummation of a transaction) and up to 25% (twenty-five percent) of said fee(s) with a 12 month note of equal monthly payments of principal plus 6% (six percent) interest APR and the remainder in cash at closing. All fee(s) payment(s), whether stock, note, or cash, are due at closing.

Additionally, Eigerhawk will be issued a warrant(s), as described in section 2(b) and Appendix A, to purchase 3% (three percent) of the total issued and outstanding shares post-consummation of any merger or acquisition transaction(s).

(ii) Business Development Services: The Company will pay Eigerhawk a fee of 8% (eight percent) of up to the first $2 million plus 5% (five percent) of amounts over and above the first $2 million of the amount of gross revenue received by the Company from joint ventures, marketing, distribution, and licensing agreements, and new business opportunities (excluding that which is derived from a merger or acquisition). Such fee(s) will be paid to Eigerhawk *pari passu* within 30 days of such revenue being received by the Company for a period of 36 months following the first receipt of such revenue by the Company.

Additionally, Eigerhawk will be issued a warrant(s), as described in section 2(b) and Appendix A, to purchase a number of shares of the Company's common stock equal to 7% (seven percent) of the revenue as described in this section. (For example, if Eigerhawk's endeavors result in $1,000,000 of revenues as described in the above paragraph, Eigerhawk will be issued a warrant to purchase 70,000 shares.)

WAW OB

(iii) Corporate Finance Services: The Company will pay Bigerhawk a fee of 8% (eight percent) of up to the first $2 million plus 5% (five percent) of amount over and above the first $2 million of all debt or equity financing transactions consummated by the Company with an entity from the Source List. This fee(s) shall be paid only on funds actually received by the Company and shall be due and payable upon receipt by the Company of such funds.

Additionally, Bigerhawk will be issued a warrant(s), as described in section 2(b) and Appendix A, to purchase a number of shares of the Company's common stock equal to 7% (seven percent) of investment and/or financing amounts received by the Company. (For example, if Bigerhawk's endeavors result in the Company receiving $1,000,000 of investment/financing funds, Bigerhawk will be issued a warrant to purchase 70,000 shares.)

b) Warrants: Warrants issued by the Company to Bigerhawk in connection with any transaction pursuant to 2(a)(i) and/or 2(a)(ii) and/or 2(a)(iii) above shall convey the right to purchase common stock in the Company at an exercise price not greater than the average closing price of the Company's publicly traded shares for a period of 30 days prior to the consummation of transactions described above. The warrants shall be earned as of, and shall be issued to Bigerhawk or its designated affiliate on, the consummation date(s) of the transaction(s) as described above. The warrants shall be in a form acceptable to Bigerhawk and the Company (Appendix A), vest upon issuance, have a term of 5 years, and shall have "piggyback" and other registration rights as set forth in the Registration Rights Agreement (Appendix B), and such other provisions as are customary for warrants of this nature.

3) **Expenses:** Bigerhawk and the Company will each bear all of their respective expenses pursuant to this Agreement unless otherwise agreed to in writing.

4) **Term:** This Agreement will remain in effect for a minimum period of 12 months from the date hereof. After 12 months, unless terminated by the Company with 30 days notice in writing, this Agreement shall continue for subsequent additional 12 month periods of time. Compensation for services pursuant to this Agreement will remain due and payable to Bigerhawk for a period of 18 months following the termination of this Agreement for transactions consummated by the Company with parties identified on the Source List during the term of this Agreement and as described in 2(a).

5) **Cooperation:** It is understood that Bigerhawk shall have no authority to enter into any commitments on the Company's behalf or to negotiate the terms of any transaction.

6) **Confidentiality:** Except for information which becomes generally available to the public, Bigerhawk agrees that all information provided by the Company to Bigerhawk will be used solely by Bigerhawk pursuant to this Agreement and that, except as required by law, such information will not be disclosed to any person for any other reason.

7) **Governing Law:** This Agreement shall be governed by the laws of the Commonwealth of Virginia. In the event of a breach in this Agreement, the non-prevailing party will reimburse the prevailing party for its reasonable legal fees and costs.

8) **Entire Agreement:** This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing.

9) **Assignment:** This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors, and assigns.

10) **Indemnity:** Except for judicially determined unlawful conduct on the part of Eigerhawk, its directors, officers, employees, agents, or controlling persons, the Company agrees to indemnify Eigerhawk, its directors, officers, employees, agents, and controlling persons from and against any and all losses, claims, damages, and liabilities, joint or several, to which they may become subject under any applicable federal or state law, or otherwise, related to or arising out of any services provided under this Agreement, and the Company will reimburse Eigerhawk for all expenses (including the reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (such costs will be reimbursed to the Company in the event of a judicial determination of wrongdoing). In the event that Eigerhawk becomes aware of any such action, Eigerhawk must immediately inform the Company in writing and the Company shall have the option to defend such action with its own counsel.

11) **Representation:** Neither Eigerhawk nor its directors, officers, employees, agents, and controlling persons are engaged in the brokering and/or dealing of securities and are not "brokers" or "dealers" as defined by the Securities and Exchange Act of 1934 and therefore are not registered as such. This Agreement engages Eigerhawk solely as a consultant/advisor to provide services to the Company as described in this Agreement. Eigerhawk represents and warrants that neither it nor any of its directors, officers, employees, agents, or controlling persons will engage in any activity in violation of applicable state or federal securities laws or regulations.

The Parties have caused this Agreement to be signed by their respective duly authorized representatives causing this Agreement to be binding as of the date set forth below.

Agreed and Accepted:

ECSI International, Inc.

Arthur Barchenko
President & CEO

Eigerhawk, Ltd.

Wirt D. Walker, III
Chairman

Dated: 7-30-10